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                                                                    EXHIBIT 4.5


                      AMENDED CERTIFICATE OF DESIGNATIONS,
                           PREFERENCES AND RIGHTS OF
                      SERIES A CONVERTIBLE PREFERRED STOCK
                                       OF
                             U.S. TECHNOLOGIES INC.

                     PURSUANT TO SECTION 151 OF THE GENERAL
                    CORPORATION LAW OF THE STATE OF DELAWARE

U.S. Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),does hereby certify that, pursuant to the authority contained in its Certificate of Incorporation, as amended and restated, and in accordance with Section 151 of the General Corporation Law of the State of Delaware, the following resolutions amending the terms of the Series A Convertible Preferred Stock, $0.02 par value, were duly adopted by the Board of Directors of the Corporation (the "Board") as of November 29, 1999.

RESOLVED, subject to agreement of any holders of Series A Convertible Preferred Stock, that the Board hereby amends the terms of the Corporation's 1,000,000 shares of Series A Convertible Preferred Stock, $0.02 par value, such that:

         1. The Dividends as set forth in paragraph 2 of that certain Amended Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of U.S. Technologies Inc. as approved and executed as of February 24, 1999 (the "Certificate") are hereby waived and the right to receive such dividends on the part of the holders of the Series A Convertible Preferred Stock is canceled; and

         2. As compensation to the holders of the Series A Convertible Preferred Stock for the cancellation of these dividends, the Conversion Price as established in paragraph 5(b)(i) of the Certificate is hereby modified such that the Conversion Price will be the average last sale price per share of Common Stock of U.S. Technologies Inc. for the twenty (20) trading days immediately prior to November 29, 1999 which price is $0.122 per share.

FURTHER RESOLVED, that the Directors and Officers of the Company be and hereby are authorized and directed to take any and all further action that may be necessary or desirable to accomplish the above resolutions and authorized actions including but not limited to the execution and filing of all instruments or documents that may be necessary to place these resolutions or actions into effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed in its name by the undersigned duly authorized officers of the Corporation, this 29th day of November, 1999.



By:/s/ Gregory Earls                      By:/s/ James V. Warren
   ----------------------------------        ----------------------------------
   Gregory Earls, Co-Chairman                James V. Warren, Co-Chairman



Attest By:/s/ Dana Rochelle
          ----------------------------------
          Dana Rochelle, Assistant Secretary


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